                            ASSET PURCHASE AGREEMENT

          THIS AGREEMENT (the "Agreement") is entered into as of February 27,
2003, by and between AMERICAN ITALIAN PASTA COMPANY, a Delaware corporation
("Buyer"), MRS. LEEPER'S, INC., a California corporation ("MLI"), and EDWIN J.
MUSCAT, an individual, and MICHELLE M. MUSCAT, an individual (collectively,
"Muscats"). MLI and Muscats are hereinafter collectively referred to as
"Seller."

         WHEREAS, Seller owns various items of personal and intellectual property, as more fully defined in Section 2.1, used in the manufacture, marketing and sale of various brands of pasta (the "Business"); and

         WHEREAS, Seller desires to sell the Assets to Buyer and Buyer desires to purchase the Assets from Seller in exchange for cash and other valuable consideration.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants, representations, warranties and promises set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                         DEFINITIONS AND INTERPRETATIONS

          Section 1.1  Defined Terms. Capitalized terms not otherwise defined in this Agreement shall each have the meaning given in this Section 1.1.

         "Affiliate" means any Person that controls, is controlled by, or is under common control with, a Person.

         "Brands" means those brands listed on Schedule 1.1.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto and any regulations promulgated thereunder.

         "Confidentiality Agreement" means that certain Confidentiality
Agreement among MLI and Buyer dated February 14, 2003.

         "Governmental Authority" means any federal, state, local or foreign governmental or regulatory or administrative department, court, commission, board, bureau, agency, authority or instrumentality.

         "Lien" means any mortgage, pledge, lien, charge, claim, option, conditional sale, deed of trust, security interest or other encumbrance, restriction or limitation of any nature whatsoever.

         "Material Adverse Event" means an event that causes or is reasonably likely to lead to or result in a material adverse effect on, or a material adverse change in, the operations, business prospects, or condition (financial or otherwise) of the Business or the Assets or a material adverse effect on the ability of Buyer or Seller to execute, deliver or perform this Agreement or any of the other agreements and documents contemplated by this Agreement.

         "Net Names" shall mean all right, title and interest in and to the domain name www.mrsleeperspasta.com, any registered or unregistered trademarks, service marks, copyrights or other intellectual property or proprietary rights based on or related to such domain name, all registrations for such domain name and all goodwill pertaining to such domain name.

         "Ordinary Course of Business" means the ordinary course of business of the Business consistent with industry-standard custom and practice (including with respect to quantity, frequency, expense level, personnel resources, promotional and sales activity, etc.).

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or any other type of entity.

         "Tax" or "Taxes" means any and all taxes, fees, duties, tariffs, imposts and other charges of any kind imposed by any Governmental Authority or taxing authority, including: federal, state, local or foreign income, gross receipts, windfall profits, property, motor vehicle, ad valorem, value added, production, sales, use, license, excise, franchise, capital, transfer, recordation, payroll, employment, severance, stamp, occupation, premium, environmental (including taxes under Code ss.59A), customs duties, social security (or similar), unemployment, disability, withholding, alternative or add-on minimum tax, or other tax or governmental assessment, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

          Section 1.2 Terms Defined in the Agreement. In addition
to the defined terms in Section 1.1, the following is a list of defined terms used in this Agreement and a reference to the Section in which such term is defined:

          Defined Term                                      Section in which Defined
          ------------                                      ------------------------
          2004 Revenue Projection                           ss.3.2(a)(i)
          2005 Revenue Projection                           ss.3.2(b)(i)
          2006 Revenue Projection                           ss.3.2(c)(i)
          2006 Target Profit                                ss.3.2(c)(ii)
          Acceleration Event                                ss. 3.2 (d)
          Additional Consideration                          ss. 3.2
          Arbitrator                                        ss. 11.3
          Assets                                            ss. 2.1
          Assumed Liabilities                               ss. 2.3
          Broker                                            ss. 3.6(a)
          Business                                            Recitals
          Buyer Indemnification Claim                       ss. 10.2
          Closing                                           ss. 4.1
          Closing Date                                      ss. 4.1
          Common Stock                                      ss. 3.1
          Contracts                                         ss. 2.1(d)
          Customer Lists                                    ss. 2.1(c)
          Effective Time                                    ss. 4.4

          Defined Term                                      Section in which Defined
          ------------                                      ------------------------

          Employment Agreements                             ss. 4.2(l)
          Excluded Assets                                   ss. 2.2
          Files                                             ss. 2.1
          Financial Statements                              ss. 5.16
          Indemnification Claim                             ss.10.4
          Indemnification Claim Notice                      ss. 10.4
          Intangible Personal Property                      ss. 5.9
          Intellectual Property                             ss. 2.1(a)
          Inventory                                         ss. 2.1(b)
          Materially Reduced                                ss. 5.15
          Other Intangible Rights                           ss. 2.1(g)
          Permits                                           ss. 2.1(f)
          Plan                                              ss. 2.2(b)
          Procedures                                        ss. 11.2
          Profit Level                                      ss. 3.2(d)
          PUR                                               ss. 3.2(d)
          Purchase Price                                    ss. 3.1
          Repurchase Notification                           ss. 3.6(a)
          Refunds                                           ss. 2.l(h)
          Remaining Shares                                  ss. 3.6
          Retained Liabilities                              ss. 2.4
          Seller Indemnification Claim                      ss. 10.3
          Subsequent Contracts                              ss. 6.8
          Trade Loading                                     ss. 6.2(a)(iv)
          UPC Codes                                         ss. 2.1(g)

          Section 1.3 Interpretations. Words used in this Agreement, regardless of the gender and number specifically used, shall be construed to include any other gender and any other number as the context requires. Use of the word
"including" throughout this Agreement shall mean "including but not limited to."
Except as otherwise provided in this Agreement in a particular instance, a reference to a Section, Article, Schedule or Exhibit is a reference to a Section or Article of this Agreement or a Schedule or Exhibit attached hereto, each of which is incorporated into this Agreement by reference. The terms "hereof,"
"herein," "this Agreement" and other like terms refer to this Agreement as a whole, including the Schedules and Exhibits hereto, all certificates and closing documents delivered herewith, and not solely to any particular part of this
Agreement. The titles of the sections of this Agreement are for convenience of reference only, and are not to be considered in construing this Agreement.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

          Section 2.1 Assets. Subject to the terms and conditions set forth in this Agreement, Seller shall at the Closing sell, transfer, convey, assign and deliver to Buyer free and clear of all Liens, and Buyer shall at the Closing purchase and accept from Seller, all of Seller's right, title and interest in and to the assets described in clauses (a) through (i) below (the "Assets").

               (a) (i) all trademarks,  trade names, service marks,  copyrights, patents, trade secrets,  recipes, logos, marketing materials,  designs
          (including all trade dress and packaging  artwork and logos  presently or  historically  used in promoting the Brands and the physical plates or screens used to make, manufacture or press the same),  confidential or proprietary information and other intellectual property (regardless
          of  whether   registered  or  pending  to  be   registered   with  any
          Governmental Authority) used in the Business including those set forth on  Schedule  2.1(a),  and all  goodwill  associated  with each of the foregoing (the "Intellectual Property"), and (ii) all Net Names;

               (b) all finished goods inventories of the Business with more than ninety  (90)  days  shelf  life  remaining  as of  the  Closing  Date, regardless of where stored or warehoused, including those set forth on
          Schedule 2.1(b) (the "Inventory");

               (c) all  lists of  current  and past  customers  and  prospective customers  of the  Business,  including  those set  forth on  Schedule
          2.1(c) (the "Customer Lists");

               (d) all agreements,  contracts, contract rights,  understandings,
          commitments  and   arrangements  of  Seller   (regardless  of  whether
          prepaid),  whether  oral  or  written,  that  are  (i)  identified  or summarized  on Schedule  2.1(d);  (ii) open customer  purchase  orders taken in the Ordinary  Course of Business that have not been fulfilled and  paid for as of the  Closing  Date  identified  or  summarized  on
          Schedule 2.1(d); (iii) customer and shelf space contracts  (regardless of whether pre-paid)  identified or summarized on Schedule 2.1(d); and
          (iv) supplier  contracts  identified or summarized on Schedule 2.1(d);
          (collectively, the "Contracts");

               (e)  all   rights   and   interest   of  Seller  in  and  to  all
          authorizations,  licenses, permits, variances,  exemptions,  consents, certificates,  approvals and orders necessary to own the Assets and to conduct the Business issued to Seller by any  Governmental  Authority,
          including   those  listed  on  Schedule  2.1(e)   (collectively,   the
          "Permits");

               (f) all of Seller's  other rights and  property  interests of any nature  which are used in the  operation  of the  Business,  including rights to use existing  customer service  telephone  numbers,  and the rights to all of Seller's  Uniform Product Codes  exclusively  used in the Business  (the "UPC  Codes"),  including  those listed on Schedule
          2.1(f) (collectively, the "Other Intangible Rights");

               (g) any and all refunds,  rebates or other payments, or the right to  receive  any of the  foregoing,  related to the  operation  of the
          Business (the "Refunds"); and

               (h) all goodwill and ongoing business and customer  relationships of Seller associated with the Business.

         The obligation of Seller to deliver any Intellectual Property, Customer
         List, Contract, Book or Record, Permit, Other Intangible Right, Refunds
         or other asset or document set forth above includes an obligation to deliver all files, data, records of correspondence, analysis, reports, etc. related thereto (collectively, the "Files"), including any File stored on any media regardless of form, including paper files, print-outs, computer disks, magnetic tapes, CD's, and the like.
         Notwithstanding the foregoing, Seller is permitted to

          keep copies of  Contracts  for which the  originals  are  delivered to
          Buyer  necessary for audit or other business  purposes so long as such
          Contracts  are  maintained  in  a  manner   consistent  with  Seller's
          confidentiality and other obligations contained in the Confidentiality
          Agreement.

     Section 2.2  Excluded  Assets.  Notwithstanding  anything  to the  contrary
contained  in  Section  2.1,  the  following   rights,   properties  and  assets
(collectively, the "Excluded Assets") will not be included in the Assets:

               (a)  Current  Assets  and  Cash.  All  cash,  accounts  and notes receivable,  and securities of Seller regardless of whether related to the Business;

               (b) Employees and Benefit Plans.  Any (i)  employment  contracts,
          (ii) benefit plans (within the meanings of the Employee Retirement and
          Income  Security Act) sponsored by Seller or an Affiliate of Seller or to which  Seller or an  Affiliate  of Seller  contributes  or has ever contributed  on behalf of its  employees (a "Plan"),  (iii) any of the
          assets  thereof,   and  (iv)  any  other  employee   benefit  plan  or
          arrangement  and the assets thereof,  if any,  maintained by Seller or any Affiliate of Seller;

               (c)  Non-Business  Assets.  All assets of Seller not  customarily used in or related to the Business.

               (d) Real  Property.  Any and all real  property and  improvements owned by Seller.

               (e)  Equipment  and  Personal  Property.  Any and all  machinery, equipment,  furniture,  tools, spare parts,  maintenance equipment and supplies,  and other items of personal  property of Seller (other than the Inventory);

               (f) Raw  Materials and  Packaging.  Any and all raw materials and packaging materials inventories of Seller;

               (g) Other Excluded Assets.  Any right,  property or asset that is described on Schedule 2.2(g);

               (h)  Insurance.  Any and all  insurance  policies  maintained  by
          Seller, and any and all rights and recoveries thereunder; and

               (i)  Excluded  Contracts.  Any  and  all  agreements,  contracts, contract  rights,  understandings,  commitments  and  arrangements  of
          Seller, whether oral or written, other than the Contracts.

     Section 2.3 Assumed Liabilities.  As of the Closing,  Buyer will assume and agree to  discharge  and  perform  (i) all of  Seller's  obligations  under  the
Contracts but only to the extent such  contracts  are listed on Schedule  2.1(d)
and only to the  extent  that  such  obligations  (A)  arise  from and after the
Closing or (B) are related to promotional activities (such as advertising, trade deals, and the like) that occur after the Closing, (ii) any open purchase orders delivered to  suppliers  related to the Business for which the goods or services being  purchased by Seller relate

          exclusively  to the  Business  and are  delivered  to Buyer  after the
          Closing but only to the extent those  contracts are listed on Schedule
          2.1(d),  (iii) those open  purchase  orders  received  from  customers related to the Business  that have not been  fulfilled and paid for as of  Closing  but only to the  extent  those  contracts  are  listed on
          Schedule  2.1(d),  (iv) customer and shelf space contracts but only to the extent those contracts are listed on Schedule 2.1(d); (v) supplier contracts  but  only to the  extent  those  contracts  are  listed  on
          Schedule 2.1(d); and (vi) all liabilities and obligations with respect to (A) any trade deals related to the Business which have been offered to the trade but not  reimbursed  by Sellers prior to the Closing Date
          (including,  without  limitation,   off-invoice  allowances,  billback
          allowances,  in-ad  coupons and lump sum  allowances)  but only to the extent those trade deals are listed or summarized on Schedule  2.1(d), and (B) any and all coupons related to the Business which are redeemed or  reimbursed  on or after the  Closing  Date but only to the  extent those  coupons  are  listed or  summarized  on  Schedule  2.1(d)  (the
          "Assumed  Liabilities").  "Assumed  Liabilities"  does not include and
          Buyer  shall  not  assume  any  liability  for any  tortious  or other wrongful action,  breach of contract, or nonperformance of any duty by
          Seller at any time before or after the  Closing.  In  determining  the portion of any items with respect to (i)(A),  above,  that are Assumed
          Liabilities, the allocation of pre-Closing and post-Closing cost shall be made on the  basis of the  volume  of the  affected  products  sold during  the  promotional  event in each  such  period,  or,  if volume analysis is not practical,  then on such other cost allocation  method as the parties may agree.

     Section 2.4 Retained  Liabilities.  Notwithstanding  anything  contained in this Agreement to the contrary,  Buyer does not assume or agree to pay, satisfy, discharge  or  perform,  and will not be deemed by virtue of the  execution  and delivery of this Agreement or any document  delivered at the Closing pursuant to this  Agreement,  or  as a  result  of  the  consummation  of  the  transactions contemplated  by this  Agreement,  to have  assumed,  or to have  agreed to pay, satisfy,  discharge or perform,  any liability,  obligation or  indebtedness  of
Seller, whether primary or secondary, direct or indirect, other than the Assumed
Liabilities.  Seller shall  retain and pay,  satisfy,  discharge  and perform in accordance with the terms thereof,  all  liabilities and obligations  other than the Assumed Liabilities (the "Retained  Liabilities").  Without limitation,  the
Retained Liabilities shall include:

               (a) all  obligations or liabilities of Seller or any Affiliate of
          Seller in respect of the Contracts arising from or attributable to the period before Closing;

               (b) all  obligations or liabilities of Seller or any Affiliate of
          Seller in  respect  of trade  payables,  other  accounts  payable  and accrued expenses;

               (c) all  obligations or liabilities of Seller or any Affiliate of
          Seller that relate to any of the Excluded Assets;

               (d) all  obligations or liabilities of Seller or any Affiliate of
          Seller that relate to Taxes arising from or attributable to the period before Closing;

               (e) all  obligations  or liabilities  for any legal,  accounting, investment banking,  brokerage or similar fees or expenses incurred by
          Seller or any Affiliate of Seller in connection  with,  resulting from or attributable to the transactions contemplated by this Agreement;

               (f) all  obligations or liabilities of Seller or any Affiliate of
          Seller for any borrowed  money,  and all  obligations  or  liabilities arising  under any letter of credit or guaranty  issued in  connection therewith;

               (g) all  obligations or liabilities of Seller or any Affiliate of
          Seller  resulting  from,  caused by or  arising  out of,  directly  or indirectly,  the operation of the Business,  or the ownership or lease of any of the Assets or any  properties or assets  previously  used in the Business at any time prior to the Closing,  including  such of the foregoing as constitute, may constitute or are alleged to constitute a tort, or violation of any legal requirement,  contract or agreement by which Seller is bound;

               (h) all obligations in respect of present or former  employees or
          independent   contractors  of  Seller  or  any  Affiliate  of  Seller,
          including  (i)  claims for  severance,  unemployment  compensation  or insurance,  any employee benefits or other  compensation or damages by or on  behalf  of any  present  or  former  employees  or  independent contractors of Seller or by or on behalf of any Governmental Authority in respect of present or former  employees or independent  contractors of  Seller;  (ii) all  liabilities  and  obligations  of Seller or any
          Affiliate  of Seller with  respect to present or former  employees  or independent  contractors  of  Seller  under  any  Plan;  and (iii) all liabilities and obligations with respect to physical,  mental or other health  conditions  of  present  or former  employees  or  independent contractors of Seller; and

               (i) any and all obligations or liabilities  that Sellers may have to any third person arising out of or in connection with such person's employment with,  investment in or relationship to any of the Sellers, or  arising  out  of or in  connection  with  the  execution  of  this
          Agreement  and  the  consummation  of  the  transactions  contemplated hereby.

                                  ARTICLE III
                            PURCHASE PRICE OF ASSETS

     Section 3.1 Purchase Price. Subject to the terms and conditions provided in this Agreement,  at the Closing, Buyer shall issue to Seller 100,000 shares (the
"Shares") of Class A Convertible  Common  Stock,  par value $.001 per share (the
"Common Stock"), of the Buyer (the "Purchase Price").

     Section 3.2 Additional  Consideration.  In addition to the Purchase  Price, subject to the terms and conditions provided in this Agreement,  Buyer shall pay to Seller by wire transfer the amounts determined in accordance with clauses (a)
through  (e) below on such dates as set forth in clauses  (a)  through (e) below
(the "Additional Consideration").

               (a) First Payment.

                    (i) During Buyer's fiscal year 2003 fourth quarter Buyer and
               Muscats will meet to develop the projected  business plan for the
               Business  for the 2004  fiscal  year  (October  1,  2003  through
               September 30, 2004),  including  projected Net Sales for the 2004 fiscal year (the "2004 Net Sales  Projection").  For  purposes of this  Agreement,  "Net Sales" shall mean gross sales less returns and  allowances.  In the event Buyer and Muscats  cannot agree by
               November 1, 2003 on the 2004

               projected Net Sales, the 2004 Net Sales Projection will be deemed for  purposes  of this  Agreement  to be equal to the  actual Net
               Sales of the  Business  for the period  October  1, 2002  through
               September 30, 2003.

                    (ii) If the  Business  achieved  a Net  Profit  (as  defined below) of at least  $291,667 for the period March 1, 2003 through
               September 30, 2003 (the "2003 Target Net  Profits"),  on November
               10, 2003,  Buyer will wire  transfer to Seller an amount equal to ten  percent  (10%) of the 2004 Net Sales  Projection  (the "2004
               Payment").  If the  Business  achieves  a Net Profit of more than
               $145,833  but less than  $291,667  for the  period  March 1, 2003 through  September 30, 2003, the 2004 Payment shall be reduced by a percentage equal to the difference  between the 2003 Target Net
               Profits and the actual Net  Profits for the period  March 1, 2003 through  September  30,  2003  divided  by the  2003  Target  Net
               Profits,  and if the  Business  does not achieve a Net Profit for the period March 1, 2003 through  September 30, 2003 of more than
               $145,833,  then no payment  shall be made to Sellers  pursuant to this Section  3.2(a)(ii).  For purposes of this  Agreement,  "Net
               Profit"   shall  be  defined   pursuant  to  generally   accepted
               accounting  principles  with the  acknowledgment  that only those expenses  directly  incurred by the  Business  shall reduce total revenue.

               (b) Second Payment.

                    (i) During Buyer's fiscal year 2004 fourth quarter Buyer and
               Muscats will meet to develop the projected  business plan for the
               Business  for the 2005  fiscal  year  (October  1,  2004  through
               September 30, 2005),  including  projected Net Sales for the 2005 fiscal year (the "2005 Revenue  Projection").  In the event Buyer and  Muscats  cannot  agree  by  November  1,  2004  on the  2005 projected Net Sales, the 2005 Net Sales Projection will be deemed for  purposes  of this  Agreement  to be equal to the  actual Net
               Sales of the  Business  for the period  October  1, 2003  through
               September 30, 2004.

                    (ii) If the  Business  achieved  a Net  Profit  of at  least
               $750,000  for the period  October 1, 2003 through  September  30,
               2004 (the "2004 Target Net Profits"),  on November 1, 2004, Buyer
               will wire transfer to Seller an amount equal to ten percent (10%)
               of the 2005 Net Sales  Projection  (the "2005  Payment").  If the
               Business  achieves  a Net Profit of more than  $375,000  but less than  $750,000 for the period  October 1, 2003 through  September
               30, 2004, the 2005 Payment shall be reduced by a percentage equal to the  difference  between  the 2004  Target Net Profits and the actual  Net  Profits  for the  period  October  1,  2003  through
               September 30, 2004 divided by the 2004 Target Net Profits, and if the Business does not achieve a Net Profit for the period October
               1, 2003 through  September 30, 2004 of more than $375,000 then no payment  shall  be  made  to  Seller  pursuant  to  this  Section
               3.2(b)(ii).

               (c) Third Payment.

                    (i) During Buyer's fiscal year 2005 fourth quarter Buyer and
               Muscats will meet to develop the projected  business plan for the
               Business  for the 2006  fiscal  year  (October  1,  2005  through
               September 30, 2006),  including  projected Net Sales for the 2006 fiscal year (the "2006 Net Sales Projection"). In the event Buyer and  Muscats  cannot  agree  by  November  1,  2005  on the  2006 projected Net Sales, the 2006 Net Sales Projection will be deemed for  purposes  of this  Agreement  to be equal to the  actual Net
               Sales of the  Business  for the period  October  1, 2004  through
               September 30, 2005.

                    (ii) If the  Business  achieved  a Net  Profit  of at  least
               $1,000,000 for the period  October 1, 2004 through  September 30,
               2005 (the "2005 Target Net Profits"), on December 15, 2005, Buyer
               will wire transfer to Seller an amount equal to ten percent (10%)
               of the 2006 Net Sales  Projection  (the "2005  Payment").  If the
               Business  achieves  a Net Profit of more than  $500,000  but less than $1,000,000 for the period October 1, 2004 through  September
               30, 2005, the 2005 Payment shall be reduced by a percentage equal to the  difference  between  the 2005  Target Net Profits and the actual  Net  Profits  for the  period  October  1,  2004  through
               September 30, 2005 divided by the 2005 Target Net Profits, and if the Business does not achieve a Net Profit for the period October
               1, 2004 through September 30, 2005 of more than $500,000, then no payment  shall  be  made  to  Seller  pursuant  to  this  Section
               3.2(c)(ii).

               (d)  Except  as  set  forth  in  Section  3.2(e),   all  payments
          contemplated  under  Section  3.2  shall  be due  irrespective  of the continued employment of the Muscats under the Employment Agreements.

               (e)  Notwithstanding  anything to the contrary in Sections 3.2(a)
          through  (d), in the event the  employment  of both  Muscats  with the
          Buyer (or its  successor) is  terminated  without Cause (as defined in
          Section 7.3 of the  Employment  Agreements)  after a Change in Control
          (as  defined  in  Section  9.3  of  the  Employment   Agreements)  (an
          "Acceleration Event"), Seller and Buyer agree as follows:

                    (i) In the event an Acceleration Event occurs prior to or on
               September 30, 2003,  Buyer shall wire transfer to Seller,  within thirty  (30)  days of the  termination  of both  Muscats  without
               Cause, an amount equal to $1,800,000,  and Buyer's  obligation to pay Seller,  and Seller's right to receive  payment,  pursuant to
               Sections 3.2(a) through (c) shall terminate.

                    (ii)  In  the  event  an  Acceleration  Event  occurs  after
               September 30, 2003, but prior to or on September 30, 2004,  Buyer shall wire  transfer  to Seller,  within  thirty (30) days of the termination  of both Muscats  without  Cause,  an amount equal to
               $1,300,000,  and Buyer's  obligation to pay Seller,  and Seller's right to receive  payment,  pursuant to  Sections  3.2(b) and (c)
               shall terminate.

                    (iii)  In the  event  an  Acceleration  Event  occurs  after
               September 30, 2004, but prior to or on September 30, 2005,  Buyer shall wire  transfer  to Seller  within  thirty  (30) days of the termination  of both Muscats  without  Cause,  an amount equal to
               $700,000,  and Buyer's  obligation  to pay Seller,  and  Seller's right to  receive  payment,  pursuant  to  Section  3.2(c)  shall terminate.

                    (iv)  In  the  event  an  Acceleration  Event  occurs  after
               September 30, 2005, Buyer shall not be obligated to wire transfer any amount to Seller under this Section 3.2(e).

     Section 3.3 Payment for Packaging Material. If and to the extent that Buyer receives any credit  pursuant to the Bushel 42 Agreement  (as defined in Section
4.2(m)) for any  packaging  materials  or raw  materials  delivered by Seller to
Bushel 42 (as defined in Section 4.2(m)),  Buyer shall remit to Seller an amount equal to such  credit  within  thirty  (30) days of  receiving  such credit from
Bushel 42.

     Section 3.4 Allocation of Purchase  Price.  Seller and Buyer shall allocate the Purchase Price among the Assets in accordance with Section 1060 of the Code.
Such allocation shall be established by mutual agreement of Seller and Buyer and shall be  attached  to this  Agreement  as  Schedule  3.4  within 60 days  after
Closing.  The  allocations  will be used by Buyer  and  Seller  as the basis for reporting  asset values and other items for  purposes of all  required  returns, statements and reports with respect to taxes,  including any reports required to be filed  under  Section  1060(b)  of the Code.  Seller  and Buyer  agree not to assert,  in connection with any audit or other proceeding with respect to Taxes, any asset values or other items  inconsistent  with the  allocations  determined under this Section.

     Section  3.5  Registration.   After  the  Closing,   Seller  will  use  its
commercially  reasonable efforts to register the Shares with the SEC by filing a
Form S-3 registration  statement (or successor  registration form adopted by the
SEC which permits  inclusion or  incorporation  of  substantial  information  by reference  to other  documents  filed by Buyer with the SEC) (the  "Registration
Statement")  and shall  provide  evidence  of the  effectiveness  of the same to
Seller;  provided,  however, that if Buyer, in its sole and absolute discretion, determines that filing the Registration  Statement would be detrimental to Buyer it may defer  filing of the  Registration  Statement  for up to sixty  (60) days until such time as Buyer  determines that such a filing would not be detrimental
to  Buyer.  If  after  the  Registration  Statement  becomes  effective,   Buyer
determines,  in its sole and  absolute  discretion,  that sales  pursuant to the prospectus, included in such Registration Statement, should be suspended for any reason,  Buyer shall so notify Seller and Seller shall immediately cease selling
Shares  pursuant to such  prospectus  and shall not sell any  additional  Shares pursuant to such  prospectus  until Buyer delivers to Seller written notice that it may again  sell the  Shares.  If Seller is  permitted  to sell the  Shares in accordance with federal  securities laws without  registration  thereunder,  the
Buyer in its sole and  absolute  discretion  may cease its  efforts  to file the
Registration  Statement with the SEC or, if the Registration  Statement has been filed with,  or  declared  effective  by, the SEC,  withdraw  such  Registration
Statement and have no further obligation to register the Shares under applicable securities  laws.  Seller shall cooperate with Buyer in preparing and filing the
Registration Statement,  including providing any information Buyer requests, and shall comply with all applicable  securities laws in connection with the sale of such Shares.

                                       10

     Section 3.6 Repurchase Requirements.

          (a) If within the thirty-six  (36) month period  following the Closing
     Date the Common Stock has not been publicly  traded for at least $50.00 per share during a period when Seller is permitted to sell the Shares  pursuant to a  Registration  Statement  that  has  been  declared  effective  by the
     Securities and Exchange  Commission or otherwise in accordance with federal securities laws without registration thereunder,  Seller may, no later than fourteen  (14) days  after the  thirty-six  (36) month  anniversary  of the
     Closing Date, provide Buyer with a written notification requesting Buyer to purchase the Remaining  Shares  (defined  below) at a price equal to $50.00 per share  ("Repurchase  Notification").  Within  thirty  (30)  days  after receipt of the Repurchase Notification,  Buyer shall elect, in its sole and absolute  discretion,  to either (i) repurchase  the Remaining  Shares from
     Seller at a price equal to $50.00 per share,  or (ii)  request  that Seller sell the Remaining  Shares on the open market through a broker  selected by
     Buyer in its sole and  absolute  discretion  (the  "Broker").  In the event
     Buyer  requests  Seller to sell the  Remaining  Shares  on the open  market through the Broker,  Seller shall, within thirty (30) days after receipt of such  request  from  Buyer,  sell the  Remaining  Shares on the open market through the  Broker,  and Buyer  shall pay Seller the  difference,  if any, between (x) $50.00 multiplied by the number of Remaining Shares and (y) the aggregate market price at which such Remaining Shares were sold.

          (b) Buyer's obligations under this Section 3.6 shall terminate if: (i)
     Seller does not receive the Repurchase  Notification  within  fourteen (14)
     days after the three year  anniversary of the Closing Date;  (ii) there are no Remaining Shares on the date Buyer receives the Repurchase Notification;
     (iii) Buyer  requests  that Seller  sell the  Remaining  Shares on the open market  through  the Broker and Seller does not sell the  Remaining  Shares through the Broker;  or (iv) Buyer  requests that Seller sell the Remaining
     Shares on the open market  through the Broker and Seller does not  instruct the  Broker to sell the  Remaining  Shares  within  thirty  (30) days after receiving such request from Buyer.

          (c) The stock prices under  either  party's  options or rights in this
     Section  3.6  shall  be  adjusted  as   appropriate   to  account  for  any
     recapitalization  of Buyer,  including any stock splits,  stock  dividends, stock recombinations or otherwise.

          (d) For  purposes  of this  Agreement,  "Remaining  Shares"  shall  be defined to be the Shares that:  (i) Seller has not  transferred,  assigned, sold or otherwise disposed of prior to the third anniversary of the Closing
     Date; and (ii) Seller has record  ownership of as of the third  anniversary of the Closing Date.

                                   ARTICLE IV
                                     CLOSING

     Section  4.1  Date,  Time and Place of  Closing.  The  consummation  of the transactions  contemplated hereby (the "Closing") shall be held on February ___,
2003 (the  "Closing  Date").  The  Closing  shall take  place at the  offices of
Blackwell Sanders Peper Martin, LLP, 2300 Main Street,  Suite 1000, Kansas City,
Missouri 64108 or at such other place as the parties agree.

                                       11

     Section 4.2 Deliveries by Seller at Closing.  At the Closing,  Seller shall convey,  transfer,  assign,  and deliver all of its right, title and interest in and  possession  of the  Assets to Buyer,  and shall  also  deliver to Buyer the following:

          (a) A Bill of Sale,  duly  executed  by Seller,  in the form  attached hereto as Exhibit 4.2(a);

          (b) An Assignment and Assumption Agreement, duly executed by Buyer and
     Seller, in the form attached hereto as Exhibit 4.2(b);

          (c) A Domain Name  Assignment  Agreement,  duly  executed by Buyer and
     Seller, in the form attached hereto as Exhibit 4.2(c);

          (d) Such other instruments of conveyance,  assignment and transfer, in form and  substance  satisfactory  to  Buyer,  as  appropriate  to  convey, transfer  and assign to, and to vest in,  Buyer,  good,  clear,  record and marketable title to the Assets,  including a consent or assignment  related to the UPC Codes;

          (e) A Cross  Receipt,  duly executed by Buyer and Seller,  in the form attached hereto as Exhibit 4.2(e);

          (f) A certified  copy of duly  adopted  resolutions  of MLI's Board of
     Directors and shareholders  authorizing,  approving,  and consenting to the execution  and  delivery  of this  Agreement,  to the  consummation  of the transactions  contemplated herein, and to performance of the agreements set forth herein;

          (g) A certificate of a duly authorized  officer of Seller stating that the  representations and warranties of Seller in this Agreement are true as of the Closing;

          (h) The waiver, release, consent, certificate or other document of any
     Person  that is  necessary  to  consummate  the  transactions  contemplated hereby,  and to  make  the  warranties  and  representations  made  in this
     Agreement true, including, without limitation, those consents and approvals required to be obtained pursuant to Section 5.6 of this Agreement;

          (i) A certificate of good standing for MLI dated no more than ten (10)
     days prior to the Closing Date;

          (j) Originals of all Contracts in Seller's possession;

          (k)  An  Employment  Agreement  duly  executed  by Ed  Muscat,  and an
     Employment  Agreement  duly executed by Michelle  Muscat,  each in the form
     attached   hereto  as  Exhibit  4.2(1)   (collectively,   the   "Employment
     Agreements"); and

          (l) An Amendment to the Agreement  between  Heartland  Durum  Growers,
     Cooperative,  a North  Dakota  Farm  Cooperative  (d/b/a  Bushel  42  Pasta
     Company) ("Bushel 42"), and Mrs. Leeper's, Inc. (the "Bushel 42 Agreement")
     signed by MLI and Bushel 42 (the "Bushel 42 Amendment").

                                       12

     Section 4.3  Deliveries by Buyer at Closing.  Buyer shall deliver to Seller at Closing:

          (a) The Purchase Price;

          (b) An Assignment and Assumption Agreement, duly executed by Buyer and
     Seller, in the form attached hereto as Exhibit 4.2(b);

          (c) A Domain Name  Assignment  Agreement,  duly  executed by Buyer and
     Seller, in the form attached hereto as Exhibit 4.2(c);

          (d) A Cross  Receipt,  duly executed by Buyer and Seller,  in the form attached hereto as Exhibit 4.2(e);

          (e) A certificate of a duly  authorized  officer of Buyer stating that the  representations  and warranties of Buyer in this Agreement are true as of the Closing;

          (f) Duly executed  copies of the  Employment  Agreements for Ed Muscat and Michelle Muscat, in the form attached hereto as Exhibit 4.2(l).

     Section  4.4  Effective  Time.  The  effective  time  of  the  transactions contemplated  by the  Agreement  shall be deemed to be as of 12:01  a.m.  on the
Closing Date (the "Effective Time"). Provided the Closing occurs, Buyer shall be entitled to possession of, and to exercise all rights arising under,  the Assets as of the  Effective  Time.  The risk of loss or damage  to the  Assets by fire, storm,  flood,  theft,  or other casualty or cause shall be in all respects upon
Seller prior to the Effective Time and upon Buyer thereafter.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to Buyer to enter this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

     Section 5.1 Existence. MLI is duly organized, validly existing, and in good standing  under  the laws of the  State of  California  and is  qualified  to do business and is in good standing in all jurisdictions in which it is required to be so  qualified  and in good  standing  as a  result  of its  operation  of the
Business,  except where the failure to be so qualified or in good standing would not be a Material Adverse Event.

     Section  5.2  Power  and  Authority.  Seller  has all  requisite  power and authority to own its properties and assets,  including the Assets,  and to carry on the Business as now conducted.  Seller has all requisite  corporate power and authority to execute and deliver this  Agreement,  to perform the agreements and covenants  of  Seller  set  forth  in  this  Agreement  and  to  consummate  the
transactions   contemplated  by  this   Agreement,   including  the  conveyance,
assignment and transfer of the Assets.

     Section  5.3  Execution  and  Delivery  Permitted.  Except  as set forth on
Schedule 5.3, the execution, delivery and performance of this Agreement will not
(i)  violate  or  result  in a  breach  of any  term  of  MLI's  Certificate  of
Incorporation  or Bylaws,  (ii)  result in a breach

                                       13

of or constitute a default under any term in any agreement or other  instrument, including any Contract, to which Seller is a party, (iii) violate any law or any order, rule or regulation  applicable to Seller,  of any Governmental  Authority having  jurisdiction over Seller, its properties or the Assets or (iv) result in the creation or  imposition  of any Lien upon any of the Assets.  The Seller has taken all action required by law and by MLI's  Certificate of Incorporation  and
Bylaws to authorize the  execution,  delivery and  performance of this Agreement and the other  agreements  executed  in  connection  herewith  by Seller and the transfer of all of the Assets to Buyer in accordance  with this  Agreement.  The
Board of  Directors  of MLI and the  shareholders  of MLI have  taken all action required by law and by MLI's  Certificate of Incorporation and Bylaws to approve the  execution,  delivery  and  performance  of this  Agreement  and  the  other agreements  executed in connection herewith by Seller and the transfer of all of the Assets to Buyer in accordance with this Agreement.

     Section 5.4 Consents.  Except as set forth on Schedule 5.4, the  execution, delivery and performance of this Agreement and the other agreements  executed in connection  herewith,  and  the  consummation  by  Seller  of  the  transactions contemplated  hereby and thereby do not require  any filing  with,  notice to or consent,  waiver or approval of any third party,  including  but not limited to, any Governmental Authority or entity other than any disclosure of this Agreement required by applicable securities laws, regulations and rules.

     Section  5.5  Affiliate  Contracts.  Except  as set forth in  Schedule  5.5
(including as to any oral matters an accurate and  reasonably  detailed  summary thereof),  there are no contracts,  agreements,  commitments,  understandings or arrangements  affecting  or relating to the  Business or the Assets to which any
Affiliate of Seller is a party or by which any such Affiliate is bound.

     Section  5.6  Ownership  of  Assets.  Seller  has sole and good,  clear and marketable  title to the  Assets,  which title will be  transferred  to Buyer at
Closing,  free  and  clear of all  Liens.  Seller  has the  full,  absolute  and unrestricted right to assign,  transfer and convey to Buyer the Assets,  subject only to such consents and approvals as listed on Schedule  5.4,  which  consents and approvals Seller shall deliver to Buyer at Closing.

     Section 5.7  Inventory.  All items of Inventory  (i) are suitable for human consumption and are  merchantable for sale in the Ordinary Course of Business as first quality goods at normal  mark-ups,  (ii) are valued at the lower of actual cost or market, (iii) are the property of Seller and (iv) have a remaining shelf life in excess of ninety (90) days.  All Inventory  complies with all applicable federal, state and municipal laws, regulations and rules.

     Section 5.8 Contracts. The Contracts have been entered into in the Ordinary
Course  of  Business  and  contain  commercially  reasonable  terms.  Except  as
specifically   provided  on  Schedule  5.8,   Seller  has  full,   absolute  and
unrestricted right to assign,  transfer and convey to Buyer the Contracts.  Each
Contract is in full force and effect and constitutes the legal,  valid,  binding and enforceable obligation of the parties thereto.  Seller and the other parties thereto are current in all obligations  under each Contract.  There have been no events of default,  and no state of facts exists that with notice or the passage of time,  or both,  would  constitute  an event of default  by Seller  under any
Contract.  To the Seller's knowledge,  there have been no events of default, and no state of facts exists that with notice or the passage of time, or both, would constitute  an event of  default  under any  Contract  by any party  other  than
Seller.

                                       14

Except  as  set  forth  on  Schedule  5.8,  the  consummation  of  the transactions  contemplated  by this  Agreement  will not (and  will not give any
Person a right to)  terminate or modify any rights of, or accelerate or increase any  obligation of Seller under any Contract.  A true and complete copy of every written  Contract listed on Schedule 2.1(d) has been made available to Buyer and such Schedule  contains an accurate and reasonably  detailed summary of all oral contracts.

     Section 5.9 Intangible Personal Property.

          (a)  Seller  has  full  right,  title  and  interest  in  and  to  the
     Intellectual  Property, the Customer Lists, and the Other Intangible Rights
     (collectively,  the "Intangible  Personal  Property").  Seller is not (i) a
     licensor or licensee in respect of any Intangible Personal Property or (ii)
     obligated  to make  any  royalty  or other  payments  with  respect  to any
     Intangible  Personal  Property.  Seller is not infringing upon or otherwise acting  adversely to the  intangible  personal  property owned by any other
     Person, and there is no notice,  claim or action by any such Person pending with respect thereto.

          (b) Schedule  5.9(b) contains a complete and accurate list and summary description  of all Net Names.  All Net Names have been  registered  in the name of Seller and are in compliance with all formal legal requirements. No
     Net Name has been or is now involved in any ICANN  proceeding  or any other dispute,  opposition,  invalidation  or  cancellation  proceeding  and,  to
     Seller's  knowledge,  no such action is threatened  with respect to any Net
     Name. To Seller's knowledge, there is no domain name application pending of any  other  person  which  would or  would  potentially  interfere  with or infringe any Net Name.  No Net Name is  infringed  or has been  challenged, interfered  with or  threatened  in any way.  No Net Name  infringes  upon, interferes  with,  or is alleged to  infringe  upon or  interfere  with the trademark, copyright or domain name of any other person.

     Section  5.10  Binding  Effect.  This  Agreement  and each other  agreement required to be executed and  delivered by Seller in  connection  herewith,  when executed  and  delivered,  will be the legal,  valid and binding  obligation  of
Seller,  enforceable  against  Seller in  accordance  with its terms,  except as enforceability  may be limited  by (i)  applicable  bankruptcy,  reorganization, insolvency,  moratorium and similar laws affecting the enforcement of creditors'
rights generally,  and (ii) general equitable principles  (regardless of whether enforceability is considered in a proceeding in equity or at law).

     Section 5.11  Documents  Sufficient.  The documents  delivered by Seller to
Buyer  pursuant to Article IV of this  Agreement  will be valid,  sufficient and effective  to  completely  transfer  to Buyer all of Seller's  right,  title and interest in and to all of the Assets, free and clear of all Liens.

     Section 5.12  Litigation  and Compliance  with Law.  Except as set forth on
Schedule 5.12, there are no suits,  actions,  claims,  demands,  investigations, complaints,  or other  proceedings of any nature whatsoever in law or in equity, that are pending or, to the knowledge of Seller, threatened against Seller, that affect  the  Business  or any of  the  Assets,  by or  before  any  Governmental
Authority.  Seller is not in default  or  violation  with  respect to any order, writ,  injunction,  garnishment,  levy, or decree of any Governmental  Authority applicable to the

                                       15

Business or the Assets, and the use,  operation,  ownership,  or transfer of the
Business or the Assets does not  constitute a default or  violation  thereunder.
The operations of the Business and the condition of the Assets do not violate in any material respect any federal, state, or municipal law, regulation or rule.

     Section  5.13  Taxes.  Seller has timely  filed (or will  timely  file) all federal,  state,  local and other Tax  returns  and  reports  of  whatever  kind pertaining  to the Assets or the Business and required to be filed by Seller for all  periods up to and  including  the  Closing  Date.  Seller has paid (or will timely  pay) all Taxes that are due and payable (or that relate to any period up to and  including  the Closing  Date) or for which  assessments  relating to any period up to and including the Closing Date have been levied,  the nonpayment of which could result in a Lien on any of the Assets.  There are no audits,  suits, actions,  claims,  investigations,  inquiries, or proceedings pending or, to the knowledge of Seller,  threatened  against Seller with respect to any Taxes,  nor are any such matters under  discussion with any  Governmental  Authority as they relate to the Business or the Assets.

     Section 5.14  Licensure.  The Permits listed on Schedule  2.1(f) are all of the  material  governmental  permits  and  licenses  necessary  to  operate  the
Business.  Seller is in compliance  with all  requirements  and  limitations set forth in the Permits.  The Permits are now in full force and effect,  and except as set forth on Schedule 5.14, upon transfer to Buyer at Closing will be in full force and effect.

     Section 5.15  Customers.  Schedule 5.15 lists the top ten (10) customers of the Business and the  cumulative  sales of the products of the Business to those customers for the 2002 fiscal year.  Since October 1, 2002 none of the customers listed on Schedule  5.15 has ceased to do business with Seller and since October
1, 2002 Seller has not received any notice that any customer  listed on Schedule
5.15 intends to terminate  its business  with Seller.  In addition,  none of the customers listed on Schedule 5.15 has Materially  Reduced (as defined below) its business with Seller.  For purposes of this Section 5.15,  "Materially  Reduced"
shall mean that the sales  attributed  to such  customer  have  decreased in the twelve (12)  months  ended  January 31, 2003  compared to the twelve (12) months ended  January 31, 2002 by more than 20%.  Seller has no reason to believe  that there will be any adverse change in any  relationships  with any customer listed on Schedule 5.15,  either as a result of the  consummation  of the  transactions contemplated by this Agreement or otherwise.

     Section 5.16 Books and Records; Disclosure. The books and records of Seller relating to the Business are in all material respects complete and correct, have been  maintained  in  accordance  with good  business  practices and the matters contained  therein are  accurately  reflected,  to the extent  required,  on the financial  statements  and  projections  of the Business  provided to Buyer (the
"Financial  Statements").  The  Financial  Statements  have been  maintained  in accordance  with  generally  accepted  accounting  principles.  None  of (i) the
Financial Statements,  (ii) the information  concerning the Assets,  Business or
Seller  delivered to Buyer,  (iii) the  representations  and warranties  made by
Seller in this Agreement or (iv) the  statements  made by or on behalf of Seller in any  certificate,  document  or  Schedule  delivered  or to be  delivered  in connection with the transaction contemplated by this Agreement, contains or will contain any untrue  statement of material  fact, and there is no omission of any material  fact  necessary  to make such  representation  or warranty or any such statement not misleading,  in light

                                       16

of the  circumstances  in which they are made. The items listed in the Schedules attached to this Agreement constitute all of the matters required to be shown on such Schedules.

     Section 5.17 Brokers Fees. Seller has no liability or obligation to pay any brokerage  or finders  fees or  commissions  with  respect  to the  transactions contemplated herein.

     Section 5.18 Shareholders.  All of the outstanding  capital stock of MLI is owned on the date of this Agreement, beneficially and of record, by the Muscats, and will be so owned by the Muscats on the Closing Date.

     Section 5.19 Securities Laws Matters. Each of the Sellers is an "accredited investor"  as  defined  under  the  Securities  Act of  1933,  as  amended  (the
"Securities  Act"). Each of the Sellers is acquiring the Shares hereunder solely for  investment  purposes for his, her or its own account and not with a view to resale or  distribution  except in accordance  with all  applicable  federal and state securities laws and  regulations.  Each of the Sellers agrees that he, she or it will not directly or indirectly offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the Shares (or solicit any offer to buy, purchase or otherwise acquire, or take a pledge of, any such shares) except in compliance with all applicable federal and state securities laws and regulations.

                                   ARTICLE VI
                               COVENANTS OF SELLER

     Seller covenants and agrees as follows:

     Section 6.1  Performance  of  Contracts  and Retained  Liabilities.  Seller
shall,  from the date  hereof  through  the  Closing,  continue  to  faithfully, diligently  and promptly  perform each and every  obligation of Seller,  if any, under each of the Contracts and pay and satisfy each Retained Liability.

     Section 6.2 Conduct of Business.  From the date hereof through the Closing,
Seller shall  operate the  Business in  accordance  with the Ordinary  Course of
Business and with at least as much  attention and support as is currently  being provided, using its best efforts to preserve and maintain its relationships with suppliers and customers and to preserve its current level of sales volume, shelf space and  historical  operating  margins.  Seller shall pay all bills and debts incurred by it and related to the  operation  of the  Business  promptly as they become due.  Seller shall  consult in advance with Buyer on all decisions not in the Ordinary Course of Business relating to the Assets or the Business.

          (a) In particular, and without limiting the foregoing, with respect to the Business, Seller shall:

               (i) continue to conduct marketing,  product pricing,  promotional and advertising activities consistent with historical practices;

               (ii)  maintain the sales force in a manner  consistent  with past practices,  including,  but not limited to,  maintaining the number of active

                                       17

          salespersons assigned to the Business,  and maintain the levels of and the payment of bonus, incentive and other compensation; (iii) continue to purchase and maintain inventories in such quantities and quality as necessary to operate the Business in the Ordinary Course of Business;

               (iv) refrain from shipping  manufactured  pasta ahead of normally maintained schedules or shipping dates or otherwise accelerating sales or the  amount of  Inventory  less than 90 days old in a manner not in the Ordinary Course of Business  ("Trade  Loading"),  or permitting or tolerating any brokers or other representatives of Seller to engage in
          Trade Loading;

               (v)  continue  all  customer  service and  fulfillment  levels at historical  levels  and  maintain  all  shelf  space  and  promotional displays at least at the levels in existence as of the date hereof;

               (vi)  continue to operate the  Business  in  compliance  with all applicable local, state and federal laws and regulations; and

               (vii)  notify   Buyer   within  48  hours  of  any   termination,
          cancellation,  limitation of, or any adverse modification of or change in, any  Contract  or any  business  relationship  of Seller  with any customer described in Section 5.15.

          (b)  Further,  Seller  shall not,  without the express  prior  written approval of Buyer:

               (i) change in any  material  manner the  ownership  of the Assets
          (other than inventories sold in the Ordinary Course of Business);

               (ii) terminate or decrease the rate of  compensation  or benefits of, any salesperson  responsible  for the sale and/or  distribution of products within the Business;

               (iii) mortgage, pledge or subject to Lien any of the Assets;

               (iv) enter into or commit to enter into any  contract  other than in the  Ordinary  Course of Business  or any  contract,  agreement  or commitment  that would be  required  to be set forth on  Schedule  5.5 hereto; or

               (v) other  than in the  Ordinary  Course of  Business,  cancel or terminate or consent to or accept any  cancellation  or termination of any Contract,  amend or otherwise  modify any of the material terms or provisions or give any consent, waiver or approval with respect to any
          Contract, waive any breach of any material terms or provisions

                                       18

          or take any other action in  connection  with any Contract  that would materially  impair the interests or rights of Seller to be transferred to Buyer hereunder.

     Section 6.3 Access to Information.  Seller shall afford Buyer, its counsel, financial  advisors,  auditors and other authorized  representatives  reasonable access for any  purpose  consistent  with this  Agreement  from the date  hereof through the Closing or termination of this  Agreement,  whichever  occurs first, during normal business hours, to the offices, properties,  books, and records of
Seller  related to the Assets and the Business  and shall  furnish to Buyer such additional  financial and  operating  data and other  information  as Seller may possess and as Buyer may reasonably request.

     Section 6.4 No Sale Negotiations. Seller and its representatives and agents shall not  solicit,  entertain  or engage in any  negotiations,  discussions  or contact with any party other than Buyer,  with respect to the sale,  transfer or other  disposition of any of the Assets (other than the sale of Inventory in the
Ordinary Course of Business), the Business, or any interest, legal, equitable or beneficial, in any of the above.

     Section  6.5  Confidentiality.   Seller  will  hold,  and  will  cause  its
directors,  officers,  employees,  accountants,  counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information of Buyer in confidence to the extent required by, and in accordance  with, the provisions of the Confidentiality Agreement.

     Section  6.6  Reporting  Requirements.  From the date  hereof  through  the
Closing, Seller shall promptly notify Buyer of:

          (a) Any (i) Material Adverse Event, (ii) any fact that, if known as of the date of this  Agreement,  would have been  required to be  disclosed to
     Buyer,  (iii) event that causes any  representation  or warranty  contained herein to be untrue or  inaccurate in any respect or (iv) event that causes any covenant, condition or agreement of Seller hereunder not to be complied with or satisfied in any respect;

          (b) all claims, actions,  charges, orders or other directives that, if adversely determined, would cause a Material Adverse Event; and

          (c) such other  information  respecting the Assets or the  operations, business prospects or condition (financial or otherwise) of the Business as
     Buyer may from time to time reasonably request.

     Section 6.7 Cooperation; Other Actions.

          (a)  Seller  will use its best  efforts  to  facilitate  and cause the consummation of the transactions contemplated hereby and to obtain from all
     Persons,  and take all other  actions  with  respect  to, all  consents  or approvals  required  on  the  part  of  such  party  with  respect  to  the consummation  of the  transactions  contemplated  hereby.  If any  Asset is identified after Closing that should have been transferred to Buyer as part of this Agreement, Seller shall promptly transfer such Asset to Buyer.

                                       19

          (b) From the date hereof  through the  Closing,  Seller shall not take any action that would,  or that would  reasonably be expected to, result in any of the conditions to the transactions  contemplated hereby set forth in
     Sections  9.1 and 9.2 hereof not being  satisfied,  or in the  satisfaction thereof being delayed.

     Section 6.8 Subsequent Contracts. From the date hereof through the Closing,
Seller shall (i) include in any  agreements  entered into by Seller  relating in any way to the  Assets or the  Business  ("Subsequent  Contracts")  a  provision permitting the assignment of any such Subsequent Contract to Buyer and providing that upon such assignment,  Buyer shall succeed to all of Seller's rights, title and interests  thereunder and (ii) ensure that no Subsequent  Contract  contains any  provision  which would limit in any way the rights,  title and  interest of
Seller in the Assets.

     Section 6.9 Transfer and Sales Tax.  Notwithstanding  any provisions of law imposing the burden of such taxes on Seller or Buyer, as the case may be, Seller shall be responsible  for and shall pay (a) all sales,  use and transfer  taxes, and (b) all  governmental  charges,  if any, upon the sale or transfer of any of the  Assets  hereunder.  If Seller  shall  fail to pay such  amounts on a timely basis, Buyer may pay such amounts to the appropriate  Governmental  Authority or authorities,  and Seller shall promptly  reimburse Buyer for any amounts so paid by Buyer.

     Section 6.10 Pasta  Products.  MLI will not  manufacture,  market,  sell or distribute any branded retail dry pasta  product,  alone or in combination  with any other product, for a period of five years from the date hereof.

     Section 6.11 Insurance. Seller shall continue to maintain product liability insurance for all periods  through the Effective  Time and for a one year period thereafter and shall as of the Closing add Buyer as an additional named insured.

                                  ARTICLE VII
     REPRESENTATIONS AND WARRANTIES OF BUYER u As an inducement to Seller to enter  into this  Agreement  and to  consummate  the  transactions  contemplated hereby, Buyer represents and warrants to Seller as follows:

     Section 7.1 Corporate  Existence.  Buyer is a corporation  duly  organized, validly  existing and in good  standing  under the laws of the State of Delaware and is qualified to do business and is in good standing in all  jurisdictions in which it is  required to be so  qualified  as a result of the  operation  of its business,  except where the failure to be so qualified or in good standing would not be a Material Adverse Event.

     Section  7.2  Corporate  Power  and  Authority.  Buyer  has  all  requisite corporate power and authority to own its properties and assets,  and to carry on the business in which it is now engaged. Buyer has all requisite corporate power and authority to execute and deliver this  Agreement,  to perform the agreements and  covenants  of Buyer  set  forth in this  Agreement  and to  consummate  the transactions contemplated by this Agreement.

                                       20

     Section 7.3 Execution and Delivery Permitted.  The execution,  delivery and performance  of this Agreement will not (i) violate or result in a breach of any term of Buyer's  Certificate of Incorporation or Bylaws; (ii) result in a breach of or constitute a default  under any term in any agreement or other  instrument to which  Buyer  is a party;  or (iii)  violate  any law or any  order,  rule or
regulation   applicable  to  Buyer,  of  any   Governmental   Authority   having
jurisdiction  over  Buyer or its  properties.  The Buyer  has  taken all  action required  by law,  and by Buyer's  Certificate  of  Incorporation  and Bylaws to
authorize the  execution,  delivery and  performance  of this  Agreement and the other  agreements  executed in connection  herewith by Buyer and the purchase of the Assets from Seller in accordance with this Agreement.

     Section  7.4  Binding  Effect.  This  Agreement  and each  other  agreement required to be executed and  delivered  by Buyer in  connection  herewith,  when executed  and  delivered,  will be the legal,  valid and binding  obligation  of
Buyer,  enforceable  against  Buyer in  accordance  with its  terms,  except  as enforceability  may be limited  by (i)  applicable  bankruptcy,  reorganization, insolvency,  moratorium and similar laws affecting the enforcement of creditors'
rights generally,  and (ii) general equitable principles  (regardless of whether enforceability is considered in a proceeding in equity or at law).

     Section 7.5 Consents.  Except as set forth on Schedule 7.5, the  execution, delivery and performance of this Agreement and the other agreements  executed in
connection  herewith,   and  the  consummation  by  Buyer  of  the  transactions
contemplated  hereby and thereby do not require  any filing  with,  notice to or consent,  waiver or approval of any third party,  including  but not limited to, any Governmental  Authority other than any disclosure of this Agreement required by applicable securities laws, regulations and rules.

     Section 7.6 Brokers  Fees.  Buyer has no liability or obligation to pay any brokerage  or finders  fees or  commissions  with  respect  to the  transactions contemplated herein.

                                  ARTICLE VIII
                               COVENANTS OF BUYER

     Section 8.1 Buyer Performance.  Buyer hereby covenants and agrees to accept conveyance of the Assets, and to assume and perform the Assumed Liabilities.

     Section 8.2 Confidentiality. Buyer will hold, and will cause its respective directors,  officers,  employees,  accountants,  counsel, financial advisors and other  representatives  and affiliates to hold any nonpublic  information of the
Seller in confidence  to the extent  required by, and in  accordance  with,  the provisions of the Confidentiality Agreement.

     Section 8.3 Other Actions. From the date hereof to the Closing, Buyer shall not take any action that would, or that would  reasonably be expected to, result in any of the  conditions  to Closing set forth in Sections 9.1 or 9.2 not being satisfied, or in the satisfaction thereof being delayed.

     Section  8.4  Notification  of  Certain  Matters.  From  the  date  of this
Agreement  through  the  Closing,  Buyer  shall  promptly  notify  Seller of the occurrence  of any fact or event that would  reasonably be expected (i) to cause any representation or warranty of Buyer contained

                                       21

in this  Agreement  to be untrue in any  material  respect  or (ii) to cause any covenant,  condition or agreement of Buyer  hereunder not to be complied with or satisfied in any material respect.

                                   ARTICLE IX
                              CONDITIONS TO CLOSING

     Section  9.1  Buyer's  Conditions  to  Closing.  The  obligations  of Buyer hereunder are subject to satisfaction of each of the following  conditions at or before Closing, the occurrence of which may, at the option of Buyer, be waived:

          (a) All representations and warranties of Seller in this Agreement and each  Schedule  hereto shall be true on and as of the Closing as if made as of the Closing,  and Seller shall have  delivered to Buyer a certificate to such effect dated as of the Closing Date;

          (b) There shall be no Material  Adverse  Event from the date hereof to the Closing Date;

          (c)  Seller  shall  have  performed  and  complied  with  all  of  its obligations under this Agreement which are to be performed or complied with by Seller prior to or on the Closing Date;

          (d) Seller  shall be willing  and able to deliver all of the items and documents  required  to be  delivered  by it pursuant to Article IV of this
     Agreement;

          (e) The  form and  substance  of the  documents  delivered  by  Seller pursuant to this  Agreement  shall be  reasonably  acceptable  to Buyer and
     Buyer's counsel;

          (f) Buyer shall have obtained, either from Seller or directly from the issuing authority, the Permits;

          (g) There shall be no claims,  actions or suits  pending or threatened regarding the Assets or the Business or that  otherwise  would  restrict or prohibit Buyer or Seller from  consummating the  transactions  contemplated herein;

          (h) Seller shall have  obtained and  delivered to Buyer all  necessary consents to transfer the Assets and assign the Contracts to Buyer; and

          (i) Buyer  shall have  completed  to its  satisfaction  any review and investigation of the Assets and the Business.

     Section 9.2  Seller's  Conditions  to Closing.  The  obligations  of Seller hereunder are subject to satisfaction of each of the following  conditions at or before Closing, the occurrence of which may, at the option of Seller, be waived:

          (a) All  representations  and  warranties  of Buyer in this  Agreement shall be true on and as of the  Closing as if made as of the  Closing,  and
     Buyer shall have  delivered to Seller a certificate to such effect dated as of the Closing Date;

          (b)  Buyer  shall  have   performed  and  complied  with  all  of  its
     obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date;

          (c) Buyer  shall be willing  and able to deliver  all of the items and documents  required  to  be  delivered  by it  under  Article  IV  of  this
     Agreement; and

          (d) The  form  and  substance  of the  documents  delivered  by  Buyer pursuant to this  Agreement  shall be  reasonably  acceptable to Seller and
     Seller's counsel.

                                   ARTICLE X
                          SURVIVAL AND INDEMNIFICATION

     Section 10.1 Survival of  Representations,  Warranties and  Covenants.  The
representations,   warranties,   covenants,   agreements   and   indemnification
obligations  of the  parties  contained  in this  Agreement  shall  survive  the
Closing.  The  parties  shall be  entitled  to rely on the  representations  and warranties  contained herein,  notwithstanding  any due diligence  investigation conducted by the parties.  If, as the result of any due diligence  investigation or otherwise, a party learns of a breach of any representation or warranty, such party shall promptly  inform the other in writing of such breach.  The waiver of any closing  condition  related to such breach by the party  intended to benefit therefrom  shall not waive or impair such party's right to seek  indemnification for such breach after Closing.

     Section 10.2 Indemnification by Seller. Seller agrees to defend, indemnify, and hold harmless  Buyer and its officers,  directors,  agents,  employees,  and
Affiliates against and in respect of any and all loss, liability,  lien, damage, cost and expense (each, a "Buyer  Indemnification  Claim") incurred or resulting from:

          (a) except for Assumed Liabilities,  any matter or event of any nature whatsoever  relating to Seller or the  ownership or operation of the Assets or the Business that occurred  prior to the Closing,  and without  limiting the generality of the  foregoing,  such matters or events shall include all
     Retained Liabilities and all Excluded Assets;

          (b) any misrepresentation or breach of warranty made by Seller in this
     Agreement or in any document,  certificate or Schedule delivered hereunder;
     or

          (c) any  non-fulfillment  of any covenant or agreement by Seller under this  Agreement or any  liability  related to  noncompliance  with any bulk sales laws.

     Section 10.3  Indemnification by Buyer. Buyer agrees to defend,  indemnify, and hold harmless  Seller and its  officers,  directors,  agents,  employees and
Affiliates against and in respect of any and all loss, liability,  lien, damage, costs and expense (each a "Seller  Indemnification Claim") incurred or resulting from:

          (a) the  ownership or operation of the Assets or the Business from and after the Closing or the nonperformance of Assumed Liabilities;

                                       23

          (b) any  misrepresentation or breach of warranty made by Buyer in this
     Agreement or in any document,  certificate or Schedule delivered hereunder;
     or

          (c) any  non-fulfillment  of any  covenant or agreement by Buyer under this Agreement.

     Section  10.4  Assertion  of Claims.  Any Buyer  Indemnification  Claims or
Seller  Indemnification Claims made pursuant to this Article must be asserted by providing written notice to the party against which the Indemnification Claim is made  reasonably  promptly after the asserting party becomes aware of such Claim
(the  "Indemnification  Claim  Notice").  The right of a party to be indemnified hereunder  shall not be adversely  affected by such party's failure to give such
Indemnification Claim Notice unless, and then only to the extent that, the party against  which the  Indemnification  Claim is made is  prejudiced  thereby.  The parties shall resolve disputes between them regarding  Indemnification Claims in accordance with Article XI. The term "Indemnification  Claim" shall mean a Buyer
Indemnification Claim or a Seller Indemnification Claim, as appropriate.

     Section 10.5 Third Party Claim  Indemnification  Procedure.  An indemnified person shall  promptly  notify the  indemnifying  party of the  existence of any
Indemnification  Claim  resulting  from a claim made by a third  party and shall give the  indemnifying  party  the  opportunity  to  defend  the same at its own expense and with counsel of its own  selection,  provided that such  indemnified person  shall at all  times  also  have the  right to  participate  fully in the defense of the  Indemnification  Claim at its own expense.  If the  indemnifying party shall,  within twenty (20) days after such notice, fail to acknowledge its indemnification  obligation  hereunder in writing or  thereafter  fail to defend such  Indemnification  Claim  adequately and  reasonably,  and such  indemnified person is entitled  to such  defense,  such  indemnified  person  shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising  reasonable business judgment) such Indemnification  Claim on behalf,  for the  account,  and the sole risk and expense,  of the  indemnifying party.

     Section  10.6  Set-Off  Right.  The Buyer shall have the right from time to time to set-off  against the Additional  Consideration  the entire amount of any
Buyer  Indemnification  Claim by notifying  Seller it is reducing or eliminating any payments which may otherwise be due pursuant to Sections  3.2(a),  (b), (c),
(d) or (e) or Section 3.6.

                                   ARTICLE XI
                               DISPUTE RESOLUTION

     Section  11.1  Negotiation.  The  parties  shall  attempt  in good faith to resolve any dispute  arising  out of or relating to this  Agreement  promptly by negotiations  between  executives who have authority to settle the  controversy.
Any party may give the other party written notice of any dispute not resolved in the normal course of business.  Within  twenty (20) days after  delivery of that notice,  executives of both parties shall meet at a mutually acceptable time and place,  and thereafter as often as they reasonably  deem necessary,  to exchange relevant  information  and to attempt to resolve the dispute.  If the matter has not been  resolved  within  sixty (60) days of the  disputing  party's  original notice, or if the parties fail to meet within twenty (20) days, either party may submit the controversy or claim to binding arbitration.  If a party's negotiator

                                       24

intends  to be  accompanied  at a meeting  by an  attorney,  the  other  party's negotiator  shall be given at least  three  (3)  working  days'  notice  of such intention and may also be accompanied by an attorney.  All negotiations pursuant to this  clause  are  confidential  and  shall  be  treated  as  compromise  and settlement  negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

     Section 11.2 Arbitration; Claims Covered; Conclusive Determination.  Claims
not settled by negotiation  pursuant to Section 11.1 hereof shall be resolved by arbitration in accordance with the American Arbitration  Association  procedures for Commercial  Arbitration and any supplemental rules deemed appropriate by the arbitrator (the "Procedures"). The arbitration shall be conducted in the city of
Phoenix,  Arizona.  Claims by either  party for  injunctive  or other  equitable relief, for unfair  competition and the use or unauthorized  disclosure of trade secrets,  confidential information, or intellectual property, are not covered by this  Article  XI, and either  party may seek and obtain  relief for such claims from a court of competent  jurisdiction.  The decision of the  arbitrator may be entered  as a  judgment  in any court of  competent  jurisdiction  thereof.  Any arbitral  award shall be a conclusive  determination  of the matter and shall be final and binding upon all parties.

     Section 11.3 Arbitration  Procedures;  Survival. The parties agree that the procedures  and  provisions  set forth in this  Section  11.3 shall apply to any arbitration under this Agreement.  This Agreement to arbitrate shall survive the termination of this Agreement.

          (a) The  Arbitrator.  Within  thirty (30) days after a party submits a dispute to arbitration,  the parties shall select a single  arbitrator (the
     "Arbitrator")  in accordance with the Procedures.  The Arbitrator shall not be liable to either party in connection with the proceeding.  Neither party shall  sue,  join,  subpoena,  or  in  any  manner  otherwise  involve  the
     Arbitrator in any action or proceeding.

          (b) Discovery.  For a period of sixty (60) days after the selection of an  arbitrator,  the parties shall  cooperate in the voluntary  exchange of
     relevant   documents  and   information   in  the  most   expeditious   and
     cost-effective  manner  possible.  In  addition,  each party shall have the right to pose such  interrogatories and to take such depositions as allowed by the Arbitrator.

          (c)  Designation  of  Witnesses.  At least twenty (20) days before the arbitration,  the parties must exchange  lists of witnesses,  including any expert, and copies of all exhibits intended to be used at the arbitration.

          (d) Subpoenas.  Each party shall have the right to subpoena  witnesses and  documents  for the  arbitration,  and the  Arbitrator  is empowered to subpoena  witnesses  or  documents  to the extent  permitted  in a judicial proceeding,  upon his or her  initiative or the request of a party.  Unless the Arbitrator  directs  otherwise,  the party requesting the production of witnesses or proof shall bear the costs of production.

          (e) Arbitration Procedures.

               (i) Hearing.  The arbitration  hearing shall be conducted no more than  ninety  (90) days after the  selection  of the  Arbitrator.  The
          Arbitrator  shall  afford  each party a full and fair  opportunity  to present  relevant  proof,  to call and cross examine  witnesses and to present  argument.  The  Arbitrator  shall not be bound by any  formal rules  of

                                       25

          evidence with the exception of the  applicable law with respect to the attorney-client and work-product privileges.

               (ii) Powers of the Arbitrator.

                         (A) The Arbitrator  shall apply the  substantive law of
                    the State of Missouri  to this  Agreement.  The  Arbitrator, shall  have  exclusive  authority  to  resolve  any  dispute
                    relating  to  the  breach,  interpretation,   applicability,
                    enforceability,  or formation of this Agreement,  including, but not  limited  to, any claim that all or any part of this
                    Agreement is void or voidable.

                         (B) The Arbitrator shall have  jurisdiction to hear and
                    rule on  discovery  and  subpoena  disputes  and  any  other prehearing  disputes and is  authorized  to hold  prehearing conferences  by  telephone  or in person  as the  Arbitrator deems necessary.

               (iii) Record of  Proceedings  and  Post-Hearing  Briefs.  A court reporter shall provide a stenographic  record of proceedings,  and the expense shall be apportioned as set forth in paragraph (e)(iv). Either party, upon request at the close of the hearing,  shall be given leave to file a post-hearing  brief.  The time for filing such a brief shall be set by the Arbitrator.

               (iv) The Award.  Within twenty (20) days after the  conclusion of the  hearing,  the  Arbitrator  shall  render an award and  opinion in writing that shall be dated and which shall contain  findings of fact, conclusions  of law, and rationale for the  disposition of any and all
          issues  raised  by  the  parties.   Unless   applicable  law  provides
          otherwise,  the  award  shall  be based  solely  on the  evidence  and authorities  presented to the Arbitrator,  the applicable law, and the provisions of this Agreement.

               (v) Confidentiality.  All aspects of the proceedings provided for by this  Agreement,  including  the  exchange  of  information  during discovery,  any  hearings,  and the  record  of the  proceedings,  are confidential  and shall not be open to the  public,  except (a) to the extent the parties agree otherwise in writing, (b) as may be necessary to seek enforcement of the arbitration  award, or (c) as may otherwise be required by a  Governmental  Authority or the rules of the New York
          Stock Exchange.

          (f) Enforcement and Collateral Proceedings.

               (i)  Either  party may bring an action in any court of  competent jurisdiction to compel  arbitration  under this Agreement,  to enforce any prehearing  orders or subpoenas  issued by the Arbitrator,  and to enforce an arbitration award.

               (ii) The parties  agree not to commence or pursue any  litigation or administrative  proceeding on any claim,  dispute, or issue subject to a proceeding under Section  11.3(f)(i),  and the parties also agree to discontinue  any such  proceeding  which is commenced  after, or is pending  at,  the  time  of  submission  of a claim  under  a  Section
          11.3(f)(i) proceeding.

                                       26

                                  ARTICLE XII
                                  MISCELLANEOUS

     Section 12.1 Notices.  Except as otherwise expressly provided,  all notices or other communications required or permitted under this Agreement shall be made in writing and shall be deemed given (i) upon delivery,  if sent by (A) personal delivery or (B) courier (e.g., overnight delivery), (ii) 3 days after being sent by certified  mail,  return receipt  requested,  postage and  registration  fees prepaid  and  correctly  addressed  to a party as set forth  below or (iii) upon sending,  if sent by  telecopy  to a party at the number  listed  below for such party (with a telecopy  machine  generated  confirmation  sheet  retained by the sender):

                If to Buyer:    American Italian Pasta Company
                                4100 N. Mulberry, Suite 200
                                Kansas City, Missouri 64116
                                Attn: Timothy S. Webster
                                Telecopy: (816) 584-5362

                with a copy to: Blackwell Sanders Peper Martin LLP
                                2300 Main Street, Suite 1000
                                Kansas City, Missouri 64108
                                Attn: James M. Ash
                                Telecopy: (816) 983-8080

                If to Seller:   Mrs. Leeper's, Inc.
                                Michelle Muscat
                                Ed Muscat
                                14949 Eastvale Road
                                Poway, California  92064
                                Telecopy:  (858) 486-5115

                with a copy to: BMB Bruno Skorhelm LLP
                                Certified Public Accountants & Consultants
                                402 West Broadway, Suite 1140
                                San Diego, California  92101
                                Attn: Nicola Bruno
                                Telecopy: (619) 699-5853

or to such other address as Buyer or Seller shall have last designated by notice to the other party.

     Section 12.2 Applicable Law. This Agreement, and the rights and obligations of the parties  hereto,  shall be governed by and determined in accordance  with the laws of the  State of  Missouri,  without  giving  effect  to the  choice or conflicts of law provisions thereof.

     Section 12.3 Benefit and Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective  successors and permitted  assigns.  Neither this Agreement nor any rights  hereunder may be assigned or transferred,  and no duties may be delegated,  by Seller without the prior  written  consent of Buyer.  Buyer may assign or  transfer  its rights and delegate its duties hereunder to any Affiliate of Buyer.

                                       27

     Section 12.4 No Third Party Beneficiary.  This Agreement is for the benefit of, and may be  enforced  only by, the parties  who are  signatories  hereto and their respective successors and permitted assigns. This Agreement is not for the benefit of, and may not be enforced by, any third party.

     Section 12.5 Expenses. Except as otherwise provided in this Agreement, each party  hereto  shall  pay its own  expenses  incurred  in  connection  with this
Agreement  and in the  preparation  for  and  consummation  of the  transactions provided for herein.

     Section 12.6 Waiver.  Except as otherwise  provided in this  Agreement,  no delay or failure on the part of any party hereto in exercising any right,  power or  privilege  under this  Agreement or under any other  instrument  or document given in  connection  with or pursuant to this  Agreement  shall impair any such right,  power or  privilege  or be  construed  as a waiver of any default or any acquiescence  therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto  unless made in writing and signed by the party against whom  enforcement of such waiver is sought and then only to the extent expressly specified therein.

     Section 12.7 Equitable Relief; Remedies Cumulative; Interest. Seller hereby acknowledges  that  irreparable  injury  will  result to Buyer in the event of a breach of this  Agreement  by Seller.  It is therefore  agreed  that,  if Seller breaches  this  Agreement,  Buyer  shall be  entitled,  in addition to any other remedies  and damages  available:  (i) to seek an  injunction  to  restrain  the violation  thereof  by  such  party,  or its  shareholders,  directors,  agents, servants,  employers or employees of such party,  and all Persons  acting for or with such party and (ii) to seek to compel specific performance of the terms and conditions of this Agreement.  All rights and remedies granted in this Agreement or available  under law or at equity shall be deemed  concurrent and cumulative, and not alternative or exclusive  remedies,  to the full extent permitted by law and this  Agreement.  Any party may  proceed  with any number of remedies at the same time or in any order.  The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy.  The parties  waive any right they may have to require,  or any obligation on the part of, another party to post a bond in connection  with any equitable  remedies.  Except as otherwise provided herein, each party shall be entitled to interest on any amounts owed by and not timely  paid by the other from the date such  amount was first due to be paid until the date of actual  payment  thereof  at the prime rate of  Citibank,
N.A., as published from time to time in The Wall Street Journal.

     Section 12.8 Further Actions; Transition.

          (a) If at any time after the Closing any further  action is  necessary or desirable to carry out the purposes of this  Agreement,  each party will take such further  action  (including  the  execution  and delivery of such further  instruments  and  documents)  as the other  party  reasonably  may request,  all at the sole cost and expense of the requesting  party (unless the requesting party is entitled to indemnification  therefor under Article
     X). Seller  acknowledges and agrees that from and after the Effective Time,
     Buyer will be entitled  to  possession  of all  documents,  books,  records
     (including Tax records),  agreements,  and financial data directly relating to the Business.

                                       28

          (b) Seller  shall not take any action  that is designed or intended to have the effect of  discouraging  any customer,  supplier or other business associate of Seller from  establishing  or  maintaining  the same  business relationships  with Buyer  after the Closing as it  maintained  with Seller prior to the Closing.  Seller will refer all customer inquiries relating to the Business to Buyer from and after the Closing.

          (c) In the event that Buyer or Seller receives funds after the Closing which belong to or are property  payable to the other,  the receiving party shall  promptly  endorse  over  or  otherwise  pay to the  other  all  such erroneously received funds.

     Section 12.9 Entire Agreement;  Amendment. This Agreement, the Exhibits and
Schedules  attached  hereto,  the  Confidentiality  Agreement and the Employment
Agreement contain the entire Agreement of the parties hereto with respect to the transactions  contemplated  hereby and supersede  any and all prior  agreements, arrangements, and understandings between the parties. No inducements contrary to the  terms of this  Agreement  exist.  No  waiver  of any  term,  provision,  or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed as a further or continuing waiver of any such term, provision  or  condition  or any other  term,  provision  or  condition  of this
Agreement.  This Agreement may not be modified orally and may only be amended in a writing executed by all parties hereto.

     Section 12.10  Counterparts.  This Agreement may be executed in one or more counterparts,  each of which  shall  constitute  an  original,  but all of which together shall constitute a single agreement.

     Section 12.11 Termination.

          (a) This Agreement may be terminated prior to the Closing as follows:

               (i) At any time by the mutual consent of Seller and Buyer;

               (ii) By Buyer,  at its sole  election,  if the Closing  shall not have occurred on or before March 1, 2003;

               (iii) By Buyer  upon a  material  breach  of any  representation, warranty,  covenant  or  agreement  on the part of Seller set forth in this Agreement; or

               (iv) By Seller  upon a  material  breach  of any  representation, warranty, covenant or agreement on the part of Buyer set forth in this
          Agreement.

          (b) In the event of the  termination  of this  Agreement  pursuant  to subparagraph  (iii) or (iv) above because Seller or Buyer,  as the case may be,  shall have  willingly or in bad faith failed to satisfy a condition to the  Closing,  the other party shall be entitled to pursue,  exercise,  and enforce any and all remedies,  rights,  powers, and privileges available to it at law or in equity.

          (c) If the  conditions  to Closing  set forth in Section 9.2 have been satisfied  and Buyer elects not to complete the  transactions  contemplated hereby, then upon written

                                       29

     demand of Seller, Buyer shall pay Seller $100,000 and shall have no further liability or obligation to Seller.

     Section 12.12 Public  Announcements.  Buyer and Seller will coordinate with each  other  regarding  the  initial  public  announcement  of the  transactions contemplated  by this Agreement and, except to the extent required by law or the rules of any stock exchange,  refrain from issuing any press release,  publicity statement or other public notice relating to this Agreement or the  transactions contemplated hereby without providing the other party reasonable  opportunity to review and comment thereon.

              [The remainder of this page is intentionally blank.]

                                       30

IN WITNESS  WHEREOF,  the parties  hereto have executed this Agreement as of the date first set forth above.

         Mrs. Leeper's, Inc.

         By:      /s/ Michelle Muscat
            -------------------------------------
         Name:    Michelle Muscat
              -----------------------------------
         Title:   President
               ----------------------------------

         By:    /s/ Edwin J. Muscat
           --------------------------------------
              Edwin J. Muscat, individually

         By:    /s/ Michelle M. Muscat
            -------------------------------------
               Michelle M. Muscat, individually

         American Italian Pasta Company

         By:      /s/ David E. Watson
            -----------------------------------------

         Name:       David E. Watson
              ---------------------------------------

         Title:   Executive Vice President
               --------------------------------------
                  Operations and Corporate Development
               ---------------------------------------

                                       31

                                TABLE OF CONTENTS

                                       ii

         Section 10.1      Survival of Representations, Warranties and

         Section 11.2      Arbitration; Claims Covered; Conclusive Determination25

                                      iii

                         AMERICAN ITALIAN PASTA COMPANY

                                       AND

                               MRS. LEEPER'S, INC.

                            ASSET PURCHASE AGREEMENT

                                FEBRUARY 27, 2003